Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.

Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096

Media Contact: Rob Zeiger
305-539-6012
rzeiger@rccl.com

For Immediate Release

RCL Names Adam Goldstein as Vice Chairman,
Recognizing Decades of Leadership

MIAMI, March 19, 2018 -- Royal Caribbean Cruises Ltd. (NYSE: RCL) has appointed Adam Goldstein, one of the cruise industry's most respected leaders, to serve as vice chairman.

Goldstein, a 30-year RCL veteran, will assume his new post in May, after having served as RCL's president and chief operating officer since 2014.

RCL's chairman and CEO, Richard Fain, said, "Adam has played a pivotal role in our success since he joined the company in 1988. He has exerted a positive influence across the company and provides exemplary leadership in our industry and in the communities we serve. As Adam transitions to his new role, I look forward to working with him to continue to build on these successes."

Goldstein said: "It remains an incredible privilege to work with the men and women of RCL, who help create the memories of a lifetime for our guests, and who know the importance of doing good while we do well. I look forward to focusing my efforts in a few key areas where I can help advance the cause of both RCL and the cruise industry."

In his new role, Goldstein will continue to oversee RCL's global government relations and destination development efforts, and will represent the company in industry associations.  Both areas have been a constant focus for Goldstein across a career filled with challenging assignments.

Goldstein began his career with RCL in 1988. He has served in numerous senior roles, including president and CEO of the Royal Caribbean International brand. He led the brand during the introduction of the Oasis- and Freedom-class ships and has been a driver of the company's global expansion.

Goldstein has also played a prominent role in industry affairs. He currently serves as chair of the Florida-Caribbean Cruise Association and previously served as chair of Cruise Lines International Association (2015-16) and the Travel Industry Association of America (2001, now US Travel).

Goldstein, together with his family, has been deeply involved in concussion awareness issues.  He also serves on the Energy Security Leadership Council, the President's Advisory Council of Princeton University and is actively involved with the INSEAD business school, where he received his MBA, as well as Harvard Law School, where he received his J.D.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that owns and operates three global brands: Royal Caribbean International, Celebrity Cruises and Azamara Club Cruises.  We are a 50 percent joint venture owner of the German brand TUI Cruises, a 49 per-cent shareholder in the Spanish brand Pullmantur and a 36 percent shareholder in the Chinese brand SkySea Cruises. Together, these brands operate a combined total of 49 ships with an additional thirteen on order as of December 31, 2017.  They operate diverse itineraries around the world that call on approximately 540 destinations on all seven continents.  Additional information can be found on www.rclcorporate.com.

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